Exhibit 99.2

Industrial Tech Acquisitions, Inc. Announces Closing of $75.0 million Initial Public Offering

NEW YORK, Sept 11, 2020 (GLOBE NEWSWIRE) -- Industrial Tech Acquisitions, Inc. (NASDAQ:ITACU) (“Industrial Tech Acquisitions” or the “Company”), a company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, announced today the closing of its previously announced initial public offering (“IPO”) of 7,500,000 units at a price to the public of $10.00 per unit.

The Company's units commenced trading on Wednesday, September 9, 2020 on The NASDAQ Capital Market ("NASDAQ") under the symbol "ITACU." Each unit consists of one share of Class A common stock and one warrant to acquire one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be traded on NASDAQ under the symbols “ITAC” and “ITACW”, respectively.

Maxim Group LLC acted as sole book running manager in the offering.

A registration statement relating to the securities was declared effective by the SEC on September 8, 2020. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT INDUSTRIAL TECH ACQUISITIONS, INC.

Industrial Tech Acquisitions, Inc. is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus its search on target businesses in North America operating in the industrial focused technology areas including software, mobile and Internet of Things (“IoT”) applications, cloud communications and ultra-high bandwidth services, including LTE and 5G communications.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

CONTACT:

E. Scott Crist

Industrial Tech Acquisitions, Inc.

713-599-1300